Exhibit 4.5

Letter of Adherence

This Letter of Adherence (“Letter”) is executed by the undersigned, RONGXIN ASSETS (HK) CO., LIMITED (“RONGXIN”) pursuant to the terms of that certain Third Amended and Restated Shareholders Agreement dated as of July 27, 2018 (the “Agreement”) by and among Samoyed Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”) and certain of the Company’s members as named thereto.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Letter, RONGXIN agrees as follows:

1.                                      Acknowledgment and Agreement.  RONGXIN (i) agrees that all shares held by RONGXIN shall be bound by and subject to the terms of the Agreement applicable to it, and (ii) hereby adopts the Agreement with the same force and effect as if RONGXIN were originally a party thereto in the capacity as a Series A-7 Investor.

2.                                      Notice.  Any notice required or permitted by the Agreement shall be given to RONGXIN at the address listed beside RONGXIN’s signature below.

3.                                      Governing Law.  This Letter shall be governed by, and construed and enforced in accordance with the laws of Hong Kong.

EXECUTED AND DATED this 31th day of August, 2018.

RONGXIN ASSETS (HK) CO., LIMITED:

By:	/s/ Deng Wei
Name:	Deng Wei
Title:	Director

Address: 9B, Cheong Tai Commercial Building, 66 Wing 20k Street, Sheung Wan, HK

Fax: 00852-3585-1717